News Release		Exhibit 99.2

Contact:	Corporate Communications
Houston:	713.324.5080
Email:	corpcomm@coair.com
News archive:	continental.com/company/news/	Address:	P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES THIRD QUARTER RESULTS

Records $18 million loss; profit of $2 million excluding special charges

           HOUSTON, Oct. 21, 2009 -- Continental Airlines (NYSE: CAL) today reported a third quarter 2009 net loss of $18 million ($0.14 diluted loss per share).  Excluding $20 million of previously announced special charges, Continental recorded net income of $2 million ($0.02 diluted earnings per share).

Third quarter results continued to be adversely affected by significant declines in high yield traffic as business travelers are flying less and purchasing lower yield economy tickets due to the global recession.

“We had record operational performance thanks to the hard work of my co-workers,” said Larry Kellner, Continental’s chairman and chief executive officer.  “Their focus on customer service and running an on-time operation continued to set us apart from the competition.  We are well-positioned to take full advantage of improvement in the economic environment.”

Operating results for the third quarter improved $213 million year-over-year, primarily driven by a $926 million decline in fuel expense, which was largely offset by an $839 million decline in revenue compared to the same period last year.

Third Quarter Revenue and Capacity

Total revenue for the quarter was $3.3 billion, a decrease of 20.2 percent compared to the same period in 2008.  Passenger revenue for the quarter fell 21.6 percent ($813 million) compared to the same period last year due to lower fares and passenger traffic declines.

Consolidated revenue passenger miles (RPMs) for the third quarter decreased 0.9 percent on a capacity (available seat mile, ASM) decrease of 4.5 percent year-over-year.

Consolidated load factor in the third quarter was a record 85.1 percent, 3.1 points higher than the third quarter of 2008.  Consolidated yield for the quarter decreased 20.9 percent year-over-year.  As a result, third quarter 2009 consolidated revenue per available seat mile (RASM) for the third quarter decreased 17.9 percent year-over-year.

Mainline RPMs in the third quarter of 2009 decreased 0.9 percent on a mainline capacity decrease of 4.1 percent year-over-year.

Mainline load factor in the third quarter was a record 85.8 percent, up 2.9 points year-over-year.  Continental’s mainline yield decreased 21.7 percent in the third quarter over the same period in 2008.  As a result, third quarter 2009 mainline RASM was down 19.1 percent compared to the third quarter of 2008.

Passenger revenue for the third quarter of 2009 and period-to-period comparisons of related statistics by geographic region for the company’s mainline operations and regional operations are as follows:

	Passenger Revenue (in millions)	Percentage Increase (Decrease) in Third Quarter 2009 vs. Third Quarter 2008
		Passenger Revenue	ASMs	RASM	Yield

Domestic	$1,177	(20.5)%	(5.8)%	(15.6)%	(19.5)%
Trans-Atlantic	649	(29.2)%	(10.5)%	(21.0)%	(24.7)%
Latin America	361	(22.4)%	2.4%	(24.3)%	(24.1)%
Pacific	255	(9.5)%	16.9%	(22.6)%	(21.0)%
Total Mainline	$2,442	(22.4)%	(4.1)%	(19.1)%	(21.7)%

Regional	$ 505	(17.7)%	(7.7)%	(10.9)%	(16.8)%

Consolidated	$2,947	(21.6)%	(4.5)%	(17.9)%	(20.9)%

Cargo revenue in the third quarter of 2009 decreased 28.7 percent ($37 million) compared to the same period in 2008, due to reduced freight volume and lower pricing.

Third Quarter Operations and Notable Accomplishments

During the quarter, employees earned $11 million in cash incentives for finishing first in on-time performance, as reported by the U.S. Department of Transportation (DOT), among the major network carriers in August and September, and for finishing among the top three major network carriers in July.  Continental recorded a DOT on-time arrival rate of 82.8 percent and a systemwide mainline segment completion factor of 99.7 percent during the third quarter.  The company operated 32 days during the quarter without a single mainline flight cancellation.

“My co-workers ran a superb operation under record passenger loads,” said Continental’s president and chief operating officer Jeff Smisek.  “While our financial results were disappointing, our operational results were stellar.”

During the quarter, Continental set Oct. 27, 2009 as the date for joining Star Alliance.  The company will end its participation in SkyTeam after its last scheduled flight on Oct. 24, 2009.  Continental’s participation in Star Alliance will provide significantly improved benefits to customers including access to the world’s largest airline network and reciprocal frequent flier and airport lounge benefits with Star Alliance’s 24 other member airlines around the world.

To enhance connectivity with Star Alliance member carriers, Continental will launch nonstop service between Houston and Frankfurt, Germany on Nov. 1, 2009.  Also in connection with joining Star Alliance, the company announced service to several new destinations during the quarter, including nonstop service between Houston and Edmonton, Canada, and daily nonstop service from Houston and Cleveland to Washington Dulles International Airport, both beginning Nov. 1, 2009.

In addition, Continental announced new service from Guam and Honolulu to Nadi, Fiji starting Dec. 18, 2009, and new flights between Orange County and Honolulu starting March 7, 2010.

Continental continued to install DIRECTV® on its aircraft during the quarter, with the new service now offered on 30 aircraft.  DIRECTV® gives customers the choice of 77 channels of live television programming -- more channels than any other carrier -- including live sports, news, weather and children’s shows. The company expects to complete installation of DIRECTV® on its fleet of Boeing 737 Next-Generation and Boeing 757-300 aircraft by the end of the first quarter of 2011.

During the third quarter, Continental contributed $40 million to its defined benefit pension plans.  Continental contributed an additional $36 million to its plans in October, bringing its total year-to-date contribution to its defined benefit pension plans to $176 million.

Third Quarter Costs

Due primarily to significantly lower jet fuel costs, Continental’s mainline cost per available seat mile (CASM) decreased 21.1 percent in the third quarter compared to the same period last year.  The average mainline price of a gallon of fuel dropped 48.4 percent year-over-year and mainline fuel consumption fell by 5.1 percent.  Holding fuel rate constant and excluding special items, third quarter 2009 mainline CASM increased 1.0 percent compared to the third quarter of 2008, on a mainline ASM decline of 4.1 percent.

“Companywide, everyone has been doing an impressive job managing costs and looking for additional ways to increase revenue,” said Zane Rowe, Continental’s executive vice president and chief financial officer.

Fuel expense for the quarter declined $926 million (51.2 percent) compared to the same period last year as a result of a decrease in fuel prices and lower volumes.

Fleet Changes Continue to Improve Efficiency

Continental continued to improve fuel efficiency during the quarter by retiring older aircraft and adding modern, fuel-efficient aircraft.  During the quarter, Continental took delivery of six new Boeing 737-900ERs and removed from service 13 Boeing 737-300s and six Boeing 737-500s.

Having received certification from the Federal Aviation Administration for the world’s first blended 757-300 winglet, Continental began installing winglets on its entire 757-300 fleet.  The move is estimated to save approximately $7 million in fuel costs on an annual run-rate basis for its fleet of 757-300 aircraft at current fuel prices.  All of the company’s 737-500s, 700s, 800s, 900s and 757-200s have winglets.  The company expects to complete installation of winglets on its entire narrowbody fleet by the end of the second quarter of 2010.

Cash and Liquidity

Continental ended the third quarter with $2.54 billion in unrestricted cash, cash equivalents and short-term investments.

During the quarter, Continental completed a public offering of 14.4 million shares of its common stock, raising net proceeds of $158 million.

On July 1, 2009, Continental completed the sale of $390 million of Pass Through Certificates to be secured by a total of 17 owned aircraft.   During the third quarter of 2009, the company received from this sale proceeds of $249 million for general corporate purposes and $113 million to finance the purchase of four new Boeing 737-900ER aircraft delivered in the third quarter.  One remaining new Boeing 737-900ER aircraft will be financed through this issuance when delivered in the fourth quarter of 2009.

In addition, Continental obtained financing for two new Boeing 737-900ER aircraft, both of which were delivered and financed in July 2009.  The company has financing commitments for all of its new aircraft deliveries this year and has backstop financing available for all of its new aircraft deliveries in 2010.

Corporate Background

Continental Airlines is the world’s fifth largest airline.  Continental, together with Continental Express and Continental Connection, has more than 2,500 daily departures throughout the Americas, Europe and Asia, serving 133 domestic and 134 international destinations.  With more than 41,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with its regional partners, carries approximately 63 million passengers per year. For more company information, go to continental.com.

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company’s financial and operating outlook with the financial community and news media at 9:30 a.m. CT/10:30 a.m. ET. To listen to a live broadcast of this briefing, go to continental.com/About Continental/Investor Relations.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2008 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the significant volatility in the cost of aircraft fuel, the company's transition to a new global alliance, the consequences of its high leverage and other significant capital commitments, its high labor and pension costs, delays in scheduled aircraft deliveries, service interruptions at one of its hub airports, disruptions to the operations of its regional operators, disruptions in its computer systems, and industry conditions, including the recession in the U.S. and global economies, the airline pricing environment, terrorist attacks, regulatory matters, excessive taxation,  industry consolidation, the availability and cost of insurance, public health threats and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law.

-tables attached-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATEMENTS OF OPERATIONS
(In millions, except per share data) (Unaudited)

	Three Months Ended September 30,		% Increase/ (Decrease)	Nine Months Ended September 30,		% Increase/ (Decrease)
	2009	2008		2009	2008
		(Adjusted)			(Adjusted)
Operating Revenue:
Passenger (excluding fees and taxes of $397, $402, $1,121 and $1,186)	$2,947	$3,760	(21.6)%	$8,331	$10,633	(21.6)%
Cargo	92	129	(28.7)%	259	383	(32.4)%
Other	278	267	4.1%	814	755	7.8%
	3,317	4,156	(20.2)%	9,404	11,771	(20.1)%

Operating Expenses:
Aircraft fuel and related taxes (A)	881	1,807	(51.2)%	2,507	4,722	(46.9)%
Wages, salaries and related costs	794	765	3.8%	2,358	2,197	7.3%
Aircraft rentals	233	244	(4.5)%	705	736	(4.2)%
Landing fees and other rentals	222	225	(1.3)%	647	643	0.6%
Regional capacity purchase, net (A)	211	247	(14.6)%	641	838	(23.5)%
Distribution costs	160	182	(12.1)%	467	558	(16.3)%
Maintenance, materials and repairs	159	152	4.6%	473	478	(1.0)%
Depreciation and amortization	124	112	10.7%	353	327	8.0%
Passenger services	99	113	(12.4)%	282	315	(10.5)%
Special charges (B)	20	91	NM	68	141	NM
Other	353	370	(4.6)%	1,050	1,105	(5.0)%
	3,256	4,308	(24.4)%	9,551	12,060	(20.8)%

Operating Income (Loss)	61	(152)	NM	(147)	(289)	(49.1)%

Nonoperating Income (Expense):
Interest expense (C)	(91)	(95)	(4.2)%	(274)	(279)	(1.8)%
Interest capitalized	8	8	-	25	25	-
Interest income	2	16	(87.5)%	10	56	(82.1)%
Gain on sale of investments	-	-	-	-	78	(100.0)%
Other-than-temporary impairment losses on investments	-	-	-	-	(29)	(100.0)%
Other, net	2	(27)	NM	19	11	72.7%
	(79)	(98)	(19.4)%	(220)	(138)	59.4%

Loss before Income Taxes	(18)	(250)	(92.8)%	(367)	(427)	(14.1)%
Income Tax Benefit (C)	-	20	(100.0)%	-	110	(100.0)%

Net Loss	$ (18)	$ (230)	(92.2)%	$ (367)	$ (317)	15.8%

Basic and Diluted Loss per Share	$ (0.14)	$(2.09)	(93.3)%	$(2.91)	$ (3.08)	(5.5)%

Shares Used for Basic and Diluted Computation	132	110	20.0%	126	103	22.3%

(A)
Expense related to fuel and related taxes on flights operated for us by other operators under capacity purchase agreements is now included in aircraft fuel and related taxes, whereas it was previously reported in regional capacity purchase, net.  Reclassifications have been made in these financial statements to conform to the company’s current presentation.  These reclassifications do not affect operating loss or net loss for any period.

(B)	Operating Expenses: Special Charges. Special charges includes the following:

		Three Months Ended September 30,		Year Ended September 30,
		2009	2008	2009	2008

	Aircraft-related charges, net of gains on sales of aircraft	$ 6	$ 12	$ 53	$ 45
	Severance	5	33	5	33
	Route impairment and other	9	38	10	55
	Pension settlement charges	-	8	-	8
	Total special charges	$20	$ 91	$ 68	$ 141

2009.  During the third quarter, the company subleased five grounded EMB-135 aircraft for a term of at least two years.  The aircraft-related charges of $6 million represent the difference between the sublease rental income and the contracted rental payments on those aircraft during the initial term of the agreement.  The company also recorded a charge of $5 million for severance and other costs in connection with previously announced reductions in force, furloughs and leaves of absence.  Route impairment and other in the third quarter of 2009 represents a $9 million adjustment to increase a previously established reserve due to reductions in expected sublease income for unused leased facilities consisting primarily of a maintenance hangar in Denver.  Aircraft-related charges in 2009 prior to the third quarter include $31 million of non-cash impairments on owned Boeing 737-300 and 737-500 aircraft and related assets, and $16 million of other charges ($12 million of which was non-cash) related to the grounding and disposition of Boeing 737-300 aircraft and the write-off of certain obsolete spare parts.

2008.  Special charges in the third quarter of 2008 related to capacity reductions included $33 million for severance and continuing medical coverage for employees accepting early retirement packages or company-offered leaves of absence, $12 million of charges for future lease costs on permanently grounded Boeing 737-300 aircraft and an $11 million charge related to future rents for leased space at locations that were no longer expected to be used or subleased.  Special charges in the third quarter of 2008 also include an $18 million non-cash charge to write off an intangible London Gatwick Airport route asset, a $9 million charge pertaining to the reimbursement of certain costs incurred by ExpressJet for temporarily grounded aircraft and airport slots being returned to the company and a non-cash settlement charge of $8 million related to lump sum distributions from the pilot-only defined benefit pension plan to retired pilots.  Aircraft-related charges in 2008 prior to the third quarter include $37 million of non-cash impairments on owned Boeing 737-300 and 737-500 aircraft and related assets, a non-cash charge of $14 million to write down spare parts and supplies for the Boeing 737-300 and 737-500 fleets to the lower of cost or net realizable value and $18 million of gains on the sales of five aircraft.  Route impairment and other special charges in 2008 prior to the third quarter also include $17 million of charges related to contract settlements with regional carriers and unused facilities.

(C)
On January 1, 2009, Continental adopted the Cash Conversion Subsections of the Financial Accounting Standards Board’s Accounting Standards Codification Subtopic 470-20, “Debt with Conversion and Other Options – Cash Conversion,” which clarify the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion.  The financial statements for the three and nine months ended September 30, 2008 have been adjusted to reflect the company’s adoption of this standard.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS

	Three Months Ended September 30,		% Increase/ (Decrease)	Nine Months Ended September 30,		% Increase/ (Decrease)
	2009	2008		2009	2008

Mainline Operations:
Passengers (thousands)	12,181	12,518	(2.7)%	34,619	37,714	(8.2)%
Revenue passenger miles (millions)	22,127	22,318	(0.9)%	60,589	64,258	(5.7)%
Available seat miles (millions)	25,803	26,914	(4.1)%	74,119	79,124	(6.3)%
Cargo ton miles (millions)	245	245	-	664	769	(13.7)%

Passenger load factor:
Mainline	85.8%	82.9%	2.9 pts.	81.7%	81.2%	0.5 pts.
Domestic	87.9%	83.9%	4.0 pts.	84.9%	83.5%	1.4 pts.
International	83.7%	82.0%	1.7 pts.	78.8%	78.9%	(0.1) pts.

Passenger revenue per available seat mile (cents)	9.46	11.69	(19.1)%	9.36	11.13	(15.9)%
Total revenue per available seat mile (cents)	10.84	13.07	(17.1)%	10.75	12.51	(14.1)%
Average yield per revenue passenger mile (cents)	11.04	14.10	(21.7)%	11.45	13.71	(16.5)%
Average fare per revenue passenger	$202.87	$254.28	(20.2)%	$202.62	$236.09	(14.2)%

Cost per available seat mile (CASM) (cents) (A)	10.41	13.19	(21.1)%	10.60	12.49	(15.1)%
Special charges per available seat mile (cents)	0.05	0.30	NM	0.08	0.15	NM
CASM, holding fuel rate constant and excluding special charges (cents)	13.02	12.89	1.0%	12.55	12.34	1.7%

Average price per gallon of fuel, including fuel taxes	$1.99	$3.86	(48.4)%	$1.97	$3.38	(41.7)%
Fuel gallons consumed (millions)	369	389	(5.1)%	1,061	1,159	(8.5)%

Aircraft in fleet at end of period (B)	338	351	(3.7)%	338	351	(3.7)%
Average length of aircraft flight (miles)	1,593	1,533	3.9%	1,549	1,496	3.5%
Average daily utilization of each aircraft (hours)	11:06	11:21	(2.2)%	10:45	11:22	(5.5)%

Regional Operations:
Passengers (thousands)	4,614	4,590	0.5%	12,932	13,795	(6.3)%
Revenue passenger miles (millions)	2,490	2,518	(1.1)%	6,984	7,604	(8.2)%
Available seat miles (millions)	3,130	3,390	(7.7)%	9,145	9,938	(8.0)%
Passenger load factor	79.6%	74.3%	5.3 pts.	76.4%	76.5%	(0.1) pts.
Passenger revenue per available seat mile (cents)	16.14	18.12	(10.9)%	15.22	18.35	(17.1)%
Average yield per revenue passenger mile (cents)	20.29	24.39	(16.8)%	19.93	23.98	(16.9)%
Aircraft in fleet at end of period (C)	266	279	(4.7)%	266	279	(4.7)%

Consolidated Operations (Mainline and Regional):
Passengers (thousands)	16,795	17,108	(1.8)%	47,551	51,509	(7.7)%
Revenue passenger miles (millions)	24,617	24,836	(0.9)%	67,573	71,862	(6.0)%
Available seat miles (millions)	28,933	30,304	(4.5)%	83,264	89,062	(6.5)%
Passenger load factor	85.1%	82.0%	3.1 pts.	81.2%	80.7%	0.5 pts.
Passenger revenue per available seat mile (cents)	10.19	12.41	(17.9)%	10.01	11.94	(16.2)%
Average yield per revenue passenger mile (cents)	11.97	15.14	(20.9)%	12.33	14.80	(16.7)%
Average price per gallon of fuel, including fuel taxes	$1.99	$3.85	(48.3)%	$1.97	$3.38	(41.7)%
Fuel gallons consumed (millions)	443	470	(5.7)%	1,276	1,398	(8.7)%

(A)	Includes impact of special charges.
(B)	Excludes 12 grounded Boeing 737-300 aircraft, nine grounded Boeing 737-500 aircraft and one Boeing 737-900ER aircraft delivered but not yet placed into service at September 30, 2009.
(C)
Consists of aircraft operated under capacity purchase agreements with Continental’s regional carriers ExpressJet, Colgan, Chautauqua and CommutAir.  Excludes 25 EMB-135 aircraft temporarily grounded and 30 ERJ-145 aircraft and five EMB-135 aircraft subleased to other operators but are not operated on the company’s behalf at September 30, 2009.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

Net Loss (in millions)	Three Months Ended September 30, 2009

Net loss	$(18)

Adjust for special charges (net of tax of $0)	20

Net income, excluding special items (A)	$ 2

Loss per Share	Three Months Ended September 30, 2009

Diluted loss per share	$(0.14)

Adjust for special charges	0.16

Diluted earnings per share, excluding special items (A)	$ 0.02

CASM Mainline Operations (cents)	Three Months Ended September 30,		% Increase/ (Decrease)	Nine Months Ended September 30,		% Increase/ (Decrease)
	2009	2008		2009	2008

Cost per available seat mile (CASM)	$10.41	$13.19	(21.1)%	$10.60	$12.49	(15.1)%

Less: Special charges per available seat mile	(0.05)	(0.30)	NM	(0.08)	(0.15)	NM

CASM, excluding special charges	10.36	12.89	(19.6)%	10.52	12.34	(14.7)%

Less: Current year fuel cost per available seat mile (B)	(2.85)	-	NM	(2.82)	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (B)	5.51	-	NM	4.85	-	NM

CASM, holding fuel rate constant and excluding special charges (A)	$13.02	$12.89	1.0%	$12.55	$12.34	1.7%

(A)	These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.
(B)	Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond the company's control.

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